Exhibit 99.1

Kineta Updates KVA12123 Clinical Results from Ongoing Phase 1/2 VISTA101 Study at Society for Immunotherapy of Cancer (2024)

Updated clinical data from VISTA101 presented at SITC 2024.

Monotherapy arm fully enrolled and combination arm expected to be fully enrolled by year-end.

Encouraging clinical responses observed in monotherapy (KVA12123 alone) and combination (KVA12123 plus Merck’s anti-PD-1 therapy, KEYTRUDA®pembrolizumab) cohorts.

Favorable tolerability and toxicity profile in both arms, no dose limiting toxicities and a very clean safety profile observed at all dose levels in both arms of the study.

SEATTLE — (November 8, 2024) Kineta, Inc. (OTC Pink: KANT) (“Kineta” or the “Company”), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today at the Society for Immunotherapy in Cancer (SITC) in Houston, TX an update on its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123, an anti-VISTA monoclonal antibody, as monotherapy and in combination with Merck’s (known as MSD outside of the US and Canada) anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in patients with advanced solid tumors.

KVA12123 cleared all six monotherapy dose levels and the second of four cohorts in combination with pembrolizumab. KVA12123 was well tolerated with no dose limiting toxicities (DLT) and a favorable safety profile at all dose levels in both arms of the study.

The poster presentation (SITC #625): “A phase 1/2 clinical trial of antiVISTA – KVA12123 alone and in combination with pembrolizumab in patients with advanced solid tumors” was presented by Dr. Jason Henry, M.D., Sarah Cannon Research Institute at HealthONE, Denver, CO, on Friday November 8, 2024 at 9 a.m. CST. The update included the following findings (with a data cutoff date of October 18, 2024):

Monotherapy Dose Escalation (3-1000 mg KVA12123 Q2W)

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Of the 24 patients enrolled in the six monotherapy dose cohorts, 19 patients had at least one follow-up scan and 13 of these patients experienced stable disease (iRECIST).

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Durable clinical outcomes have been observed in a number of monotherapy patients with one patient with non-small cell lung cancer that failed six prior lines of therapy, including checkpoint inhibitor (CPI) therapy, experiencing stable disease lasting 60 weeks.
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Nine of 24 monotherapy patients had prior CPI exposure.

Combination Therapy Dose Escalation (30-100 mg KVA12123 Q2W, 400 mg pembrolizumab Q6W)

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Nine patients have been enrolled in the two combination cohorts with at least one follow-up scan:
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iCR and iPR responses have been observed and the combination has been well tolerated.
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Confirmed Partial Response in one mucoepidermoid carcinoma patient with a 54% reduction in target lesions and a confirmed complete response (CR) in non-target lesions.
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Stable disease in one renal cell carcinoma patient that had progressed on prior CPI therapy with a 24% reduction in target lesions.
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Two remaining combination cohorts are expected to be fully enrolled by year-end.

Safety

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No DLTs observed in any patient at any dose level in either study arm.
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A very clean safety profile with few adverse events.

“We are pleased to present our progress on the VISTA-101 clinical trial at SITC this year, with the initial clinical response data emerging from the study. We have observed promising clinical responses in this advanced cancer patient population. KVA12123 has the potential to be a new alternative for patients with hard-to-treat cancers,” said Jason Henry, M.D. “The safety profile of KVA12123 to date has been remarkable in the monotherapy as well as in combination cohorts. Initial read-outs demonstrated that KVA12123 is not only safe but exhibits potential clinical benefit for some patients as either monotherapy or combination and may offer patients a novel approach to address immunosuppression in the tumor microenvironment and better manage solid tumor cancers,” added Thierry Guillaudeux, Ph.D., Chief Scientific Officer of Kineta.

On July 8, 2024, Kineta announced that it had entered into an exclusivity and right of first offer agreement (the “Agreement”) with TuHURA Biosciences, Inc. (NASDAQ: HURA) (“TuHURA”), a Phase 3 registration-stage immuno-oncology company developing novel technologies to overcome resistance to cancer immunotherapy. As part of the Agreement, Kineta received a $5 million nonrefundable payment from TuHURA in July 2024. In August 2024, Kineta announced that in collaboration with TuHURA, it reopened enrollment in the VISTA-101 clinical trial. Kineta and TuHURA continue to collaborate on the ongoing Phase 1 clinical program in patients with advanced solid tumor cancer. On October 2, 2024, Kineta announced that TuHURA was exercising its right to extend their exclusivity and right of first offer pursuant to the terms of the Agreement.

KVA12123 is a VISTA blocking immunotherapy in development as a twice weekly monoclonal antibody infusion drug being evaluated in a Phase 1/2 clinical trial for patients with advanced solid tumors. Competitive therapies targeting VISTA have demonstrated either poor monotherapy anti-tumor activity in preclinical models or induction of cytokine release syndrome (CRS) in human clinical trials. Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 demonstrates strong monotherapy tumor growth inhibition in preclinical models without evidence of CRS in clinical trial participants. KVA12123 has been shown to de-risk the

VISTA target and provides a novel approach to address immune suppression in the TME with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

VISTA (V-domain Ig suppressor of T cell activation) is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other immune checkpoint inhibitors. Blocking VISTA induces an efficient polyfunctional immune response to address immunosuppression and drives anti-tumor responses.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Kineta
Kineta, Inc. (OTC Pink: KANT) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The Company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com.

Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 has demonstrated strong tumor growth inhibition as both a monotherapy and in combination with other checkpoint inhibitors in preclinical models. KVA12123 provides a novel approach to address immune suppression in the tumor microenvironment with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

In February 2024, Kineta announced a significant corporate restructuring to substantially reduce expenses and preserve cash. The restructuring included a significant workforce reduction and the suspension of enrollment of new patients in its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. At that time, Kineta also announced that it was exploring strategic alternatives to maximize stockholder value.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the anticipated benefits of the Agreement and statements relating to Kineta’s exploration of strategic alternatives and reinitiation of the VISTA-101 Phase 1/2 clinical trial. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: Kineta’s ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, Kineta’s reinitiation of the VISTA-101 Phase 1/2 clinical trial for KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s ability to prevail in litigation against investors who failed to close an anticipated private placement; risks relating to volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether Kineta will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; whether Kineta’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital requirements; and those risks set forth under the caption “Risk Factors” in Kineta’s most recent Annual Report on Form 10-K filed with the SEC on March 21, 2024 and Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2024, August 8, 2024 and November 6, 2024 as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

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Source: Kineta, Inc.